Exhibit 8.1

歐華律師事務所 香港中環皇后大道中十五號 置地廣場公爵大廈十七樓		DLA Piper Hong Kong 17th Floor, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong DX 009157 Central 1 T +85221030751 F +852 2810 1345 W www.dlapiper.com

Strictly Private & Confidential	Your reference
Attn: Mr. Greg Liu, Xiaoyu
Wanda Sports Group Company Limited	Our reference
c/o	AL/LIIP/412560/2
Paul, Weiss, Rifkind, Wharton & Garrison LLP	ASIAM/24730587.6
Beijing Representative Office
Unit 5201, Fortune Financial Center,
5 Dongsanhuan Zhonglu,
Chaoyang District, Beijing 100020,
China

June 21, 2019

By Post and by Email

Dear Sirs

WANDA SPORTS GROUP COMPANY LIMITED (“COMPANY”)

We have acted as the special Hong Kong tax counsel to the Company with respect to Hong Kong taxation matters in connection with the initial public offering of certain American Depository Shares in the Company (“IPO”) as described in the prospectus (“Prospectus”) contained in the Company’s registration statement on Form F-1 (including all amendments and supplements thereto) filed with the United States Securities and Exchange Commission (“Registration Statement” which term does not include any exhibits thereto).

For the purposes of giving this opinion, we have examined and relied upon copies of the Registration Statement and Prospectus confidentially submitted, and subsequently filed, to date by the Company under the United States Securities Act of 1933 with the United States Securities and Exchange Commission (“Commission”).

This opinion is given based on the information currently available to us and the representations made to us by you.  We expressly reserve our right to amend this opinion as and when further information is made available to us and further representations are made by you.

We have assumed (without making any independent investigation) that (i) the accuracy and completeness of all factual representations made in the Prospectus and Registration Statement and we have not investigated and made no comments with regard to any warranties, facts, opinions or representations in the Prospectus and Registration Statement or on their accuracy or adequacy; (ii) that there is no provision of the law of any jurisdiction, other than Hong Kong, which would have any implication in relation to the opinions expressed herein; (iii) the validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectus and that the Registration Statement will be duly filed with or declared effective by the Commission; and (iv) that the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion.

本所受香港律師會監管

合夥人

陳立峰 陳向榮 陳雁 陳承元 鄭銘浚

鄭定麟 何俊華 張慶隆 方伯仁 方智毅

高洛克 何慧珊 林顯裕 林俊傑 李國寶

劉果萊 劉巍 盧慧霞 吳敏華 馬能治

楊大明

顧問律師

林智德 高肇邦 戴敏燕

黃詠琪 沈怡亭 丘巧欣

DLA Piper Hong Kong

是一家律師事務所，

是由單獨的不同法律實體所組成的全球性律師事務所DLA Piper的成員之一

辦事處名單及監管資訊詳見 www.dlapiper.com

香港辦事處電話

+852 2103 0808

Regulated by the Law Society of Hong Kong

Partners:

Carolyn S. Bigg, Daniel L.F. Chan,

Heung Wing Chan, Kevin N. Chan,

Roy S.Y. Chan, Edward Chatterton,

Henry M.C. Cheng, Ting Lun Cheng,

Helen E. Colquhoun, Junhua He,

Heng Loong Cheong, Mark G. Fairbairn,

Sammy Z.Y. Fang, Luke J. Gannon,

Satpal S. Gobindpuri, Doris W. S. Ho,

Anderson H.Y. Lam, Chun-Kit Lam,

Paul Lee, Jonathan E. M. Leitch,

Guolai Liu, Wei Liu,

Christina H. S. Loh, May Ng,

Nicholas H. Mallard, Susheela N. Rivers,

Matthias B.O. Schemuth, Scott J. Thiel,

Tai Ming Yang

Foreign Legal Consultants:

Tieying Dong (PRC),

Peng Tao (New York, USA),

Of Counsel:

Adrian Paul Elms,

Rodney Shiu Pong Ko,

Chen Liu (Texas),

Janny Man Yin Tai,

Tom Van Hoof (New York),

Wing Kei Wong,

Yiting Shen,

Janice Hau-yen Yau

DLA Piper Hong Kong is a law firm and part of DLA Piper, a global law firm, operating through various separate and distinct legal entities.

A list of offices and regulatory information can be found at www.dlapiper.com

Hong Kong switchboard

+852 2103 0808

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Hong Kong and none is to be implied. This opinion is to be governed by and construed in accordance with the laws of Hong Kong and is limited to and is given on the basis of the current law and practice in the Hong Kong in respect of taxation matters interpreted at the date of this opinion.  The courts of Hong Kong shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any dispute arising out of or in connection with it.

We express no opinion as to the financial and accounting matters contemplated by the Prospectus and Registration Statement.  On the basis of and subject to the foregoing, the statements relating to certain Hong Kong tax matters set forth under the caption “Taxation— Hong Kong Taxation” in the Prospectus is our opinion on the material Hong Kong tax consequences of the acquisition, ownership and disposition of the ADSs under currently applicable law. We have not been asked and have not advised the Company on its tax position under Hong Kong law.

Our opinion is based on current Hong Kong tax law and administrative practice interpreted at the date of this opinion. We do not undertake to advise the Company as to any future changes in Hong Kong tax law or administrative practice that may affect our opinion unless we are specifically retained to do so.  For the avoidance of doubt, unless otherwise provided, we assume no obligation to update or supplement our opinions to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or become effective.  Further, legal opinions are not binding upon the Inland Revenue Department and we cannot give any assurance that contrary positions may not be asserted by the Inland Revenue Department.

This opinion has been prepared as generic advice, and is not tailored to the specific tax circumstances of particular investors or potential investors.  We recommend that investors consult their own tax advisors or counsel, particularly with respect to the personal tax consequences of the investment, which may vary for investors in different tax situations.

We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement of which the Prospectus is a part, and the reference to us under the captions “Taxation” in the Prospectus contained in the Registration Statement. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the United States Securities Act of 1933.  Save as stipulated above, this opinion has been delivered for the purposes of the IPO and it is intended for the benefit of the Company and its actual and potential investors, and may not be relied upon for any other purpose or by any other person.

Yours faithfully

/s/ DLA PIPER HONG KONG
DLA PIPER HONG KONG